Exhibit 10.3

Consulting Agreement

This agreement is made and will become effective as of January 1st, 2014 by and between the TearDroppers, Inc., a Nevada corporation (the "Company") and DEVCAP Partners, LLC (the "Consultant") to assist the Company in its business with general management and corporate finance advisory services.

The Company agrees to retain the Consultant for a period of three years (3) for $7,500 per month ("Consulting Term"), to be available and assist the management of the Company as may reasonably be requested.

Company agrees to provide Consultant access to all business materials to ascertain best practices in the trailer - manufacturing industry. The Company also agrees to reimburse preapproved business expenses in · accordance with the Company's policies and procedures.

Either party may terminate this Agreement at any time on 30 days notice. If the Company terminates this Agreement for other than "Cause", the Consultant shall continue to receive the consulting fee. Each party shall be given 10 days to cure any breach.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above

The TEARDROPPERS, INC.

By: /s/ Raymond Gerrity

Raymond Gerrity, Pres.

By: /s/ Kevin O’Connell - Managing Member

Kevin O’Connell, Managing Member